Amended and restated term sheet† To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 206-A-I dated March 4, 2011	Amended and Restated Term Sheet to Product Supplement No. 206-A-I Registration Statement No. 333-155535 Dated August 17, 2011; Rule 433

Structured Investments	$ Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract due December 22, 2011

General

  The notes are designed for investors who anticipate that the arithmetic average of the Contract Prices of the then front month Brent crude oil futures contract trade on ICE Futures Europe on each of the five Ending Averaging Dates (i.e., the Ending Contract Price) will not be less than the Strike Value by more than the Knock-Out Buffer Percentage of at least 20.00%* and who seek a fixed contingent return of at least 5.70%** in that scenario. Investors should be willing to forgo interest payments and, if the Ending Contract Price is less than the Strike Value by more than the Knock-Out Buffer Percentage of at least 20.00%*, be willing to lose some or all of their principal.
  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing December 22, 2011††
  Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof
  The notes are expected to price on or about August 17, 2011 and are expected to settle on or about August 22, 2011.

Key Terms

Commodity Futures Contract:	The then front month Brent crude oil futures contract traded on the ICE Futures Europe as further described under “—Commodity Price”.
Knock-Out Event:	On the final Ending Averaging Date, a Knock-Out Event occurs if the Ending Contract Price is less than the Strike Value by more than the Knock-Out Buffer Percentage.
Knock-Out Buffer Percentage:	At least 20.00%*
* The actual Knock-Out Buffer Percentage will be set on the pricing date and will not be less than 20.00%.
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Commodity Futures Contract, which will always be negative. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contract Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity per $1,000 principal amount note that will equal $1,000 plus the product of (a) $1,000 and (b) the Contingent Return, regardless of the performance of the Commodity Futures Contract. For additional clarification, please see “What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?” in this amended and restated term sheet.

Contingent Return:	At least 5.70%**. This represents the maximum return on the notes, and, accordingly, the maximum payment at maturity is at least $1,057* for every $1,000 principal amount note that you hold.
** The actual Contingent Return and maximum payment at maturity will be determined on the pricing date and will not be less than 5.70% and $1,057 per $1,000 principal amount note, respectively.
Contract Return:	Ending Contract Price – Strike Value Strike Value
Strike Value:

A price to be determined on the pricing date in the sole discretion of the calculation agent. The Strike Value may or may not be the Contract Price on the pricing date. Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Strike Value in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Strike Value that might affect the value of your notes.

Ending Contract Price:	The arithmetic average of the Contract Prices on each of the five Ending Averaging Dates
Contract Price:

On any trading day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by ICE Futures Europe (Bloomberg Ticker: “CO1“ <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2“ <Comdty>) on such trading day.

Ending Averaging Dates††:	December 13, 2011, December 14, 2011, December 15, 2011 December 16, 2011 and December 19, 2011
Maturity Date††:	December 22, 2011
CUSIP:	48125XQ66
†

This amended and restated term sheet amends and restates the term sheet related hereto dated August 16, 2011 to product supplement no. 206-A-I in its entirety (the term sheet is available on the SEC website at
http://www.sec.gov/Archives/edgar/data/19617/000089109211005522/e44942fwp.htm

††

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this amended and restated term sheet.

Investing in the Digital Market Plus Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 206-A-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-40 of the accompanying product supplement no. 206-A-I.

(2)	Please see “Supplemental Plan of Distribution” on the last page of this amended and restated term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 17, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 206-A-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 206-A-I dated March 4, 2011. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated August 16, 2011 in its entirety. You should rely only on the information contained in this amended and restated term sheet and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 206-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 206-A-I dated March 4, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001577/e42537_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this amended and restated term sheet:

(1) the Ending Averaging Dates are subject to postponement as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I; and

(2) the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I.

JPMorgan Structured Investments —	TS-1
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?

The following table illustrates the hypothetical return at maturity on the notes. The “return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns set forth below assume a Strike Value of $110, a Contingent Return of 5.70% and a Knock-Out Buffer Percentage of 20.00%. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Return on the Notes

Ending Contract Price	Contract Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)

$192.500	75.00%	5.70%	N/A
$181.500	65.00%	5.70%	N/A
$165.000	50.00%	5.70%	N/A
$154.000	40.00%	5.70%	N/A
$143.000	30.00%	5.70%	N/A
$132.000	20.00%	5.70%	N/A
$126.500	15.00%	5.70%	N/A
$121.000	10.00%	5.70%	N/A
$116.270	5.70%	5.70%	N/A
$115.500	5.00%	5.70%	N/A
$112.750	2.50%	5.70%	N/A
$110.000	0.00%	5.70%	N/A
$107.250	-2.50%	5.70%	N/A
$104.500	-5.00%	5.70%	N/A
$99.000	-10.00%	5.70%	N/A
$93.500	-15.00%	5.70%	N/A
$88.000	-20.00%	5.70%	N/A
$87.989	-20.01%	N/A	-20.01%
$82.500	-25.00%	N/A	-25.00%
$77.000	-30.00%	N/A	-30.00%
$66.000	-40.00%	N/A	-40.00%
$55.000	-50.00%	N/A	-50.00%
$44.000	-60.00%	N/A	-60.00%
$33.000	-70.00%	N/A	-70.00%
$22.000	-80.00%	N/A	-80.00%
$11.000	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

(1) The Ending Contract Price is not less than the Strike Value by more than 20.00%.
(2) The Ending Contract Price is less than the Strike Value by more than 20.00%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Commodity Futures Contract increases from the Strike Value of $110 to an Ending Contract Price of $121.00 — a Knock-Out Event has not occurred. Because the Ending Contract Price is greater than the Strike Value of $110, a Knock-Out Event has not occurred and the investor receives a fixed payment at maturity of $1,057 per $1,000 principal amount note, regardless of the Contract Return.

Example 2: The price of the Commodity Futures Contract decreases from the Strike Value of $110 to an Ending Contract Price of $104.50 — a Knock-Out Event has not occurred. Although the Ending Contract Price of $104.50 is less than the Strike Value of $110, because the Ending Contract Price is not less than the Strike Value of $110 by more than the hypothetical Knock-Out Buffer Percentage of 20.00%, a Knock-Out Event has not occurred and the investor receives a fixed payment at maturity of $1,057 per $1,000 principal amount note, regardless of the Contract Return.

Example 3: The price of the Commodity Futures Contract decreases from the Strike Value of $110 to an Ending Contract Price of $66.00 — a Knock-Out Event has occurred. Because the Ending Contract Price of $66 is less than the Strike Value of $110 by more than the hypothetical Knock-Out Buffer Percentage of 20.00%, a Knock-Out Event has occurred and because the Contract Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

Selected Purchase Considerations

  CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn a fixed Contingent Return of at least 5.70%, at maturity, if a Knock-Out Event has not occurred. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity a fixed return equal to the Contingent Return of not less than 5.70% on the notes. This represents the maximum return on the notes, and accordingly, the maximum payment at maturity is at least $1,057 per $1,000 principal amount note. The actual Contingent Return and maximum payment at maturity will be determined on the pricing date and will not be less than 5.70% and $1,057 per $1,000 principal amount note, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO THE PRICE OF THE FRONT MONTH BRENT CRUDE OIL FUTURES CONTRACTS — The return on the notes is linked to the price of the Commodity Futures Contract. Whether a Knock-Out Event occurs and the Contract Return are based on the arithmetic average of the Contract Prices on each of the five Ending Averaging Dates (i.e., the Ending Contract Price) as compared to the Strike Value. The Contract Price on any trading day is the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1“ <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2“ <Comdty>) on such trading day. For additional information about Brent crude oil futures contracts, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodity Futures Contracts” in the accompanying product supplement no. 206-A-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 206-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes, as described in the section entitled “Certain U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions” in the accompanying product supplement. Assuming this characterization is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract, the underlying commodity or other instruments related to the Commodity Futures Contract or the underlying commodity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 206-A-I dated March 4, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Commodity Futures Contract and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Contract Return is positive or negative. If the Ending Contract Price is less than the Strike Value by more than the Knock-Out Buffer Percentage of at least 20.00%*, a Knock-Out Event has occurred, the benefit provided by the Knock-Out Buffer Percentage of at

JPMorgan Structured Investments —	TS-3
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

  least 20.00%* will terminate and for every 1% that the Ending Contract Price is less than the Strike Value, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you could lose some or all of your principal.

  *The actual Knock-Out Buffer Percentage will be set on the pricing date and will not be less than 20.00%.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT RETURN — If the Ending Contract Price is not less the Strike Value by more than the Knock-Out Buffer Percentage of at least 20.00%*, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the price of the Commodity Futures Contract, which may be significant. We refer to this percentage as the Contingent Return, which will be set on the pricing date and will not be less than 5.70%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. The Strike Value will be a price determined on the pricing date in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Strike Value in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Strike Value, that might affect the value of your notes.
  THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER PERCENTAGE MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the arithmetic average of the Contract Prices on each of the five Ending Averaging Dates (i.e., the Ending Contract Price) is less than the Strike Value by more than the Knock-Out Buffer Percentage of 20.00%*, the benefit provided by the Knock-Out Buffer Percentage will terminate, and you will be fully exposed to any depreciation in the Commodity Futures Contract.
  RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT IS VOLATILE —The likelihood that the Ending Contract Price will be less than the Strike Value by more than the Knock-Out Buffer Percentage of at least 20.00%*, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the Contract Price of the Commodity Futures Contract — the frequency and magnitude of changes in the Contract Price of the Commodity Futures Contract. Commodity futures contracts such as those on Brent crude oil may be more volatile than traditional securities investments. See “— Prices of Commodity Futures Contracts Are Characterized by High and Unpredictable Volatility” below.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this amended and restated term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I for more information.
  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Commodity Futures Contract. Any future regulatory changes, including but not limited to

JPMorgan Structured Investments —	TS-4
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

  changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain energy and agricultural based commodities. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
  PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of Brent crude oil, the commodity underlying the Commodity Futures Contract. See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below. The Contract Price is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
  THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Commodity Futures Contract, we expect that generally the market value of the notes will depend in part on the market price of Brent crude oil. The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
  FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Commodity Futures Contract will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Commodity Futures Contract and, therefore, the notes.
  THE CONTRACT PRICE IS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE COMMODITY FUTURES CONTRACT AS DETERMINED BY ICE FUTURES EUROPE, AND THERE ARE CERTAIN RISKS RELATING TO THE CONTRACT PRICE BEING DETERMINED BY ICE FUTURES EUROPE — The Commodity Futures Contract is traded on ICE Future Europe. The Contract Price will be determined by reference to the official settlement price per barrel on ICE Futures Europe, stated in U.S. dollars, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.
  A DECISION BY ICE FUTURES EUROPE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE CONTRACT PRICE — If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the Commodity Futures Contract (i.e. the margin requirements), market

JPMorgan Structured Investments —	TS-5
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

  participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the Contract Price of the Commodity Futures Contract to decline significantly.
  OWNING THE NOTES IS NOT THE SAME AS OWNING BRENT CRUDE OIL FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased Brent crude oil futures contracts, or exchange-traded or over-the-counter instruments based on Brent crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.
  SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to the Commodity Futures Contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index. The Commodity Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of Commodity Futures Contract and interest rates at any time on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the actual and expected volatility — the frequency and magnitude of changes — in the Contract Price;
    supply and demand trends for Brent crude oil and Brent crude oil futures contracts;
    the time to maturity of the notes;
    whether a Knock-Out Event is expected to occur;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-6
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract

Historical Information

The following graph sets forth the historical performance of Brent crude oil futures contracts based on the weekly Contract Prices from January 6, 2006 through August 12, 2011. The Contract Price on August 16, 2011 was $109.47. We obtained the Contract Prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical Contract Prices should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on the pricing date or on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Contract Price of the Commodity Futures Contract will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $3.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 206-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $3.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-7
Digital Market Plus Notes Linked to the Front Month Brent Crude Oil Futures Contract